Innophos Investor Relations (609) 366-1299 investor.relations@innophos.com	The Breakstone Group Maura Gedid (646) 452-2335

FOR IMMEDIATE RELEASE

INNOPHOS RECEIVES RATINGS UPGRADE FOLLOWING ANNOUNCEMENT OF NEW CREDIT FACILITY

CRANBURY, New Jersey – (August 30, 2010) – Innophos Holdings, Inc. (Nasdaq: IPHS), a leading North American specialty phosphates producer, today reported that Moody's Investors Services had upgraded its corporate family rating to Ba2 (from Ba3), with a stable outlook. Moody's action followed the announcement by Innophos on Friday, August 27, 2010 of a new Senior Secured Credit facility and by the Company's Innophos Inc. subsidiary that it had given notice to redeem its existing $190 million senior subordinated debt. The refinancing is expected to reduce interest cost by $11.5 million on an annualized basis. Moody's also assigned the Ba2 rating to the new loans. The following summarizes the ratings:

Innophos Holdings, Inc. – Ratings Upgraded

Corporate family rating – Ba2 from Ba3

Probability of default rating – Ba2 from Ba3

Innophos Holdings, Inc. – Ba2 Rating Assigned

$125 million Senior Secured Revolving Credit Facilities due 2015 – Ba2 (LGD4, 50%)

$100 million Senior Secured Term Loan due 2015 – Ba2 (LGD4, 50%)

About Innophos Holdings, Inc.

Innophos is a leading North American producer of specialty phosphate products, offering performance-critical ingredients with applications in food, beverage, pharmaceutical,

oral care and industrial end markets. With over a century of experience, Innophos produces complex phosphates to the highest standards of quality and consistency demanded by customers worldwide, develops new and innovative phosphate-based products to address specific customer applications and supports these high-value products with industry-leading technical service.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). For more information please see www.innophos.com. ’IPHS-E’

SOURCE Innophos Holdings, Inc.

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